EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD TRUST COMPLETES ACQUISITION OF
HAMPTON INN & SUITES GAINESVILLE

Acquisition Highlights:

•	Purchase price equates to an estimated forward 12-month cap rate of 9.1% and an estimated forward 12-month EBITDA multiple of 9.9x

•	Minimal capex needs as hotel was built in 2009 and is in excellent physical condition

•	Market-leading hotel in market with stable and growing demand generators
DALLAS, April 30, 2015 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today it has completed the acquisition of the 124-room Hampton Inn & Suites Gainesville hotel for total consideration of $25.3 million in cash ($204,000 per key). The Company intends to finance the property with approximately $21.2 million of non-recourse mortgage debt.
The purchase price represents a trailing 12-month cap rate of 8.8% on net operating income and a trailing 10.3x EBITDA multiple. On a forward 12-month basis, the purchase price represents an estimated cap rate of 9.1% on net operating income and an estimated 9.9x EBITDA multiple. On a trailing 12-month basis, the hotel achieved RevPAR of $117.45, with occupancy of 75.6% and Average Daily Rate of $155.38.
The Hampton Inn & Suites Gainesville is in excellent physical condition with minimal capex needs as the hotel was built in 2009. The property will be managed by Ashford Trust’s affiliated property manager, Remington Lodging.

“With its excellent location in downtown Gainesville and proximity to the University of Florida campus, as well as the excellent physical condition of the property, the Hampton Inn & Suites Gainesville is a leader in its market,” said Monty J. Bennett, Ashford Trust's Chairman and Chief Executive Officer. “We are excited to add this hotel to our portfolio and with the installation of our affiliated property manager, Remington, we are confident that we can drive further solid increases in the operating performance of this property.”
The hotel is located in the heart of Downtown Gainesville’s Historic District - a vibrant business, entertainment and dining district - and in close proximity to the University of Florida campus. The property has 124 well-appointed guestrooms including 27 spacious studio suites. Hotel amenities include 1,700 sq. ft. of meeting space, a boardroom, Saltwater Lap Pool and Spa, state-of-the-art Jump Start fitness center, and on-site parking.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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